NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 22, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 11, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on January 11, 2019, each Share of Woori Bank (old) American Depositary Shares was deemed to represent one (1) Share of Woori Financial Group Inc. (new) American Depositary Shares on a share for share basis. This form is only for the removal from listing on the Exchange of the American Depositary Shares (each representing three (3) shares of Commons Stock) of Woori Bank (old), and not a termination of the registration of the American Depositary Shares (each representing three (3) shares of Common Stock) of Woori Financial Group Inc. (new) under Section 12(b) of the Exchange Act.